  Exhibit 99.1

ALPHA PRO TECH, LTD. ANNOUNCES THIRD QUARTER

2025 FINANCIAL RESULTS

Overall Third Quarter Sales Increased 3.7% to $14.8 Million, Compared to $14.3 Million for the Third Quarter of 2024

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Alpha Pro Tech, Ltd.	HIR Holdings
Donna Millar	Cameron Donahue
905-479-0654	651-707-3532
e-mail: ir@alphaprotech.com	e-mail: cameron@hirholdings.com

●	Net sales for the third quarter of 2025 were $14.8 million, up 3.7% compared to $14.3 million for the third quarter of 2024
o	Building Supply segment increased by $476,000 or 5.4%, to $9.3 million, compared to $8.8 million for the three months ended September 30, 2024
o	Disposable Protective Apparel decreased $58,000 or 1.1%, to $5.5 million, compared to $5.5 million for the same period of 2024
●	Net income for the third quarter of 2025 was $976,000 or $0.09 per diluted share, compared to $862,000 or $0.08 per diluted share for the third quarter of 2024
●	Cash of $17.7 million and working capital of $48.1 million with no debt, as of September 30, 2025

Nogales, Arizona –November 5, 2025 – Alpha Pro Tech, Ltd. (NYSE American: APT), a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel and building products, today announced financial results for the three month and nine month periods ended September 30, 2025.

Lloyd Hoffman, President and Chief Executive Officer of Alpha Pro Tech, commented, “The housing market continued to show weakness in the third quarter of 2025 with single-family housing starts down 2.6% compared to the same quarter in 2024. These figures only include July and August, as the census bureau did not publish a report for September 2025 due to the U.S. government shutdown. During the third quarter of 2025, we again outperformed the market, as our core building products (housewrap and synthetic roof underlayment) were up 3.5%, driven primarily by housewrap sales, compared to the same period of 2024. Although synthetic roof underlayment sales were down in the third quarter of 2025, our decrease in the shipments was lower than the Asphalt Roofing Manufacturers Association (“ARMA”) decline in shipments for the third quarter 2025, compared to the same period of 2024.

There continues to be uncertainty in housing starts, volatility and uncertainty in the economy as well as a stronger than normal hurricane season in the comparative latter part of 2024, which could affect this segment in the coming quarter. The increase in tariffs has created notable pricing and supply volatility within the market. In addition, declining builder confidence and ongoing price volatility have resulted in reduced inventory positions among our primary customers.

Management attributes its success in a down market to our national builder partnerships. While the building sector is currently experiencing a significant downturn, we recognize that substantial opportunities for continued expansion still exist. Looking ahead to 2026, we anticipate new product introductions as we continue to expand our self-adhered roofing and flashing categories.”

Mr. Hoffman continued, “Sales of disposable protective garments in the three months ended September 30, 2025 were up 10.4%, rebounding nicely across all product categories. Sales of shoe covers, coveralls, lab coats, caps and gowns all grew in the third quarter of 2025 compared to the same quarter of 2024. Moreover, our third quarter results pushed our year-to-date performance into positive territory. Management anticipates and is working to uncover new growth opportunities with our customers to continue this current trend into the fourth quarter and into 2026. Tariffs have added uncertainty and volatility to the marketplace, but we remain optimistic that tariffs will be reduced in the near term allowing pricing equilibrium. We will continue to deliver our high-quality products and remain agile in our pricing strategies to maintain our leadership position and to differentiate Alpha Pro Tech in the disposable protective garments marketplace.

Sales of our face mask and face shield products in the third quarter of 2025 continue to lag behind the prior year. We have promotions and pricing incentives for our customers in an attempt to turn the tide and will continue to seek out and close new sales opportunities. Our inventory position is strong and much of this segment is not burdened by tariffs. We will continue our efforts to move the trend lines in a positive direction for both face masks and face shields.”

2025 Third Quarter Financial Results:

Consolidated sales for the three months ended September 30, 2025, increased to $14.8 million, from $14.3 million for the three months ended September 30, 2024, representing an increase of $534,000, or 3.7%.

Building Supply segment sales for the three months ended September 30, 2025, increased by $476,000, or 5.4%, to $9.3 million, compared to $8.8 million for the three months ended September 30, 2024. The Building Supply segment increase during the three months ended September 30, 2025, was primarily due to a 12.7% increase in sales of housewrap and a 17.4% increase in sales of other woven material, partially offset by an 11.0% decrease in sales of synthetic roof underlayment as compared to the same period of 2024.

Disposable Protective Apparel segment sales for the three months ended September 30, 2025, increased by $58,000, or 1.1%, to $5.5 million, compared to $5.5 million for the three months ended September 30, 2024. This increase was due to a 10.4% increase in sales of disposable protective garments, partially offset by a 46.5% decrease in sales of face masks and a 33.6% decrease in sales of face shields.

Gross Profit

Gross profit increased by $384,000, or 7.0%, to $5.9 million for the three months ended September 30, 2025, from $5.5 million for the three months ended September 30, 2024. The gross profit margin was 39.7% for the three months ended September 30, 2025, compared to 38.5% for the three months ended September 30, 2024. Management expects that tariffs will have a negative effect on gross profit in the fourth quarter of 2025, as additional tariffs are layered on, while these will be partially offset by announced price increases to our customers.

Net Income

Net income for the three months ended September 30, 2025, was $976,000 compared to net income of $862,000 for the same period of 2024, representing an increase of $114,000, or 13.2%. The net income increase between the three months ended September 30, 2025 and the same period of 2024 was due to an increase in income before provision for income taxes of $194,000, partially offset by an increase in provision for income taxes of $80,000. Net income as a percentage of net sales was 6.6% for the three months ended September 30, 2025, compared to 6.0% for the same period of 2024. Basic and diluted earnings per common share for each of the three months ended September 30, 2025 and 2024, were $0.09 and $0.08, respectively.

Balance Sheet

As of September 30, 2025, the Company had cash of $17.7 million compared to $18.6 million as of December 31, 2024. Working capital totaled $48.1 million as of September 30, 2025 compared to $47.5 million as of December 31, 2024. The Company’s current ratio was 14:1 as of September 30, 2025 compared to 16:1 as of December 31, 2024.

Colleen McDonald, Chief Financial Officer, commented, “As of September 30, 2025, we had $2.1 million available for additional stock purchases under our stock repurchase program. During the three months ended September 30, 2025, we repurchased 129,800 shares of common stock at a cost of $0.6 million. As of September 30, 2025, the company has repurchased a total of 21.8 million shares of common stock at a cost of approximately $57.4 million through our repurchase program. We retire all stock upon repurchase and future repurchases are expected to be funded from cash on hand and cash flows from operating activities.”

About Alpha Pro Tech, Ltd.

Alpha Pro Tech, Ltd. is the parent company of Alpha Pro Tech, Inc. and Alpha ProTech Engineered Products, Inc. Alpha Pro Tech, Inc. develops, manufactures and markets innovative disposable and limited-use protective apparel products for the industrial, clean room, medical and dental markets. Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap and roof underlayment. The Company has manufacturing facilities in Nogales, Arizona, Valdosta, Georgia; and a joint venture in India. For more information and copies of all news releases and financials, visit Alpha Pro Tech’s website at http://www.alphaprotech.com.

Certain statements made in this press release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that may predict, forecast, indicate or imply future results, performance or achievements instead of historical facts and may be identified 4 generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potentially,” “may,” “continue,” “should,” “will” and words of similar meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, expectations regarding order volume, timing of fulfillment of orders, production capacity and our plans to ramp up production and expand capacity, product demand, availability of raw materials and supply chain access, margins, costs, expenditures, cash flows, sources of capital, growth rates and future financial and operating results are forward-looking statements. We caution investors that any such forward-looking statements are only estimates based on current information and involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. We cannot give assurances that any such statements will prove to be correct. Factors that could cause actual results to differ materially from those estimated by us include the risks, uncertainties and assumptions described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Specifically, these factors include, but are not limited to, our exposure to foreign currency exchange risks related to our unconsolidated affiliate operations in India; potential failure to remediate the material weakness in our internal controls; our partnership with a joint venture partner; the loss of any major customer or a reduction in order volume by our customers; the inability of our suppliers and contractors to meet our requirements; potential challenges related to international manufacturing; the inability to protect our intellectual property; competition in our industry; customer preferences; the timing and market acceptance of new product offerings; changes in global economic conditions; security breaches or disruptions to the information technology infrastructure; risks related to climate change and natural disasters or other events beyond our control; the effects of tariff policies and potential countermeasures; potential liabilities from environmental laws and regulations; uncertainties with respect to the development, deployment, and use of artificial intelligence; the impact of legal and regulatory proceedings or compliance challenges; and volatility in our common stock price and our investments. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release. Given these uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

-- Tables follow –

Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
	2025	2024 (1)
Assets
Current assets:
Cash and cash equivalents	$17,658,000	$18,636,000
Accounts receivable, net	5,499,000	3,692,000
Accounts receivable, related party	1,630,000	1,202,000
Inventory, net	23,479,000	22,733,000
Prepaid expenses	3,482,000	4,376,000
Total current assets	51,748,000	50,639,000

Property and equipment, net	8,207,000	8,520,000
Goodwill	55,000	55,000
Right-of-use assets	8,016,000	8,714,000
Equity investment in unconsolidated affiliate	5,842,000	5,814,000
Total assets	$73,868,000	$73,742,000

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$1,730,000	$1,283,000
Accrued liabilities	989,000	947,000
Current portion of lease liabilities	951,000	893,000
Total current liabilities	3,670,000	3,123,000

Lease liabilities, net of current portion	7,154,000	7,882,000
Deferred income tax liabilities, net	503,000	503,000
Total liabilities	11,327,000	11,508,000
Commitments and contingencies
Shareholders' equity:
Common stock, $.01 par value: 50,000,000 shares authorized; 10,284,565 and 10,816,878 shares outstanding as of September 30, 2025 and December 31, 2024, respectively	103,000	108,000
Additional paid-in capital	15,938,000	16,368,000
Retained earnings	48,275,000	47,257,000
Accumulated other comprehensive loss	(1,775,000)	(1,499,000)
Total shareholders' equity	62,541,000	62,234,000
Total liabilities and shareholders' equity	$73,868,000	$73,742,000

(1) The condensed consolidated balance sheet as of December 31, 2024, has been prepared using information from the audited consolidated balance sheet as of that date.

Condensed Consolidated Statements of Income (Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024

Net sales	$14,785,000	$14,251,000	$45,279,000	$44,023,000

Cost of goods sold, excluding depreciation and amortization	8,917,000	8,767,000	27,888,000	26,280,000
Gross profit	5,868,000	5,484,000	17,391,000	17,743,000

Operating expenses:
Selling, general and administrative	4,568,000	4,502,000	13,818,000	14,234,000
Depreciation and amortization	203,000	245,000	686,000	734,000
Total operating expenses	4,771,000	4,747,000	14,504,000	14,968,000

Income from operations	1,097,000	737,000	2,887,000	2,775,000

Other income:
Equity in income of unconsolidated affiliate	27,000	97,000	305,000	435,000
Gain on sale of asset	-	30,000	-	30,000
Interest income, net	169,000	235,000	484,000	700,000
Total other income	196,000	362,000	789,000	1,165,000

Income before provision for income taxes	1,293,000	1,099,000	3,676,000	3,940,000

Provision for income taxes	317,000	237,000	843,000	858,000

Net income	$976,000	$862,000	$2,833,000	$3,082,000

Basic earnings per common share	$0.09	$0.08	$0.27	$0.28

Diluted earnings per common share	$0.09	$0.08	$0.27	$0.28

Basic weighted average common shares outstanding	10,354,289	11,075,527	10,525,957	11,103,467

Diluted weighted average common shares outstanding	10,485,088	11,173,739	10,642,957	11,194,178